E:\MATTHEWS\FUNDS\BLCKRCK\BMNNSR.77C




For the semi-annual period ended June 30, 1997
File number 811-6355


                        SUB-ITEM 77C
         Submission of Matters to a Vote of Security
                           Holders


     An Annual Meeting of Shareholders was held on April 15, 1997. At such meeting the shareholders approved the selection of auditors and the election of directors. Pursuant to Instruction 2 of this Sub-Item, information as to these matters has not been included in this Attachment.